EXHIBIT 5


February 20, 1996


Tyco International Ltd.
One Tyco Park
Exeter, New Hampshire  03833

Gentlemen:

     I am General Counsel of Tyco International Ltd., a Massachusetts corporation (the "Company"). I have acted as counsel to the Company in connection with its Registration Statement on Form S-3, (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, for the purpose of registering $400,000,000 aggregate principal amount of direct, unsecured and unsubordinated debt securities of the Company (the "Debt Securities").

     I have made such inquiries and reviewed such documents and records as I have deemed necessary to enable me to express an opinion on the matters covered hereby, and I have also examined and relied upon representations, statements or certificates of public officials and officers and representatives of the Company.

     Based on the foregoing, I am of the opinion that, when issued in accordance with the terms and conditions of the Indenture, dated as of April 30, 1992, as amended, between the Company and First Trust of New York, National Association, as successor to BankAmerica National Trust Company pursuant to the Certificate of Transfer and Assignment of New York Appointments pursuant to Section 604-a of the New York Banking Law, as Trustee, a form of which has been filed as an exhibit to the Registration Statement, the Debt Securities will be legally issued and constitute binding obligations of the Company.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Opinions" in the Prospectus which forms a part thereof.

                                   Very truly yours,


                                   /s/ M. Brian Moroze
                                   M. Brian Moroze
                                   General Counsel